CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We consent to the references to our firm in the Registration Statement on Form N-1A of Tilson Investment Trust and to the use of our report dated November 29, 2005 on Tilson Focus Fund's and Tilson Dividend Fund's (each a series of shares of Tilson Investment Trust) financial statements and financial highlights as of and for the period ended October 31, 2005. Such financial statements and financial highlights appear in the 2005 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.



                                         /s/ Briggs, Bunting & Dougherty, LLP

                                         Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania
February 28, 2006